Exhibit 99 - Press release issued June 24, 2004

28470 13 Mile Road Suite 300 Farmington Hills, MI 48334

FOR IMMEDIATE RELEASE

Analysts Contact: Thomas Connelly
Director of Investor Relations
Phone: 248-702-6240

Media Contact: Laurie Owens
Director of Customer Service
Phone: 810-987-2200 Ext. 2023
E-mail: laurie.owens@semcoenergy.com

SEMCO ENERGY BOARD VOTES TO SUSPEND DIVIDEND, APPLY FREE CASH FLOW
TO STRENGTHEN BALANCE SHEET AND FUND FUTURE GROWTH

FARMINGTON HILLS, MICH., June 24, 2004 – SEMCO ENERGY, Inc. (NYSE: SEN) today announced that its Board of Directors voted to suspend the Company’s quarterly Common Stock dividend of $0.075 per share, effective immediately. This action reflects the Board’s conclusion after a comprehensive review of the Company’s current financial situation. The decision focused primarily on the need to retain cash in the Company to strengthen its balance sheet and to be better positioned to grow its regulated gas distribution businesses in the future.

George A. Schreiber, Jr., the Company’s President and Chief Executive Officer, said: “SEMCO remains strategically focused on the gas distribution business and operationally very strong in the markets served. Focusing solely on the gas distribution business is where long-term value will be created. Growth in Alaska and Michigan markets continues to be above the national average. As a result of this situation, SEMCO has historically realized substantial increases in operating profits and favorable returns on investment. From an operating perspective, American Gas Association statistics comparing operating performance of SEMCO and ENSTAR indicate that these businesses continue to rank favorably when compared with their peers. As part of the transition to being only a gas distribution company, the sale process relating to the construction business is moving forward and is on schedule. SEMCO has made progress improving its financial condition and is determined to make further improvements. Although the Company’s outstanding debt continues to be rated “non-investment grade” by the major credit rating agencies, today’s action is designed to accelerate progress toward improved financial integrity notwithstanding the challenges, including the status of the APC sale, confronting the Company. Management and the Board recognize the importance of the dividend to many of our shareholders. However, our top financial priority must be to substantially improve the Company’s financial health in order to protect shareholders' current investment and to be better positioned to grow earnings in the future. This decision, while difficult, is consistent with that responsibility.”

SEMCO ENERGY, Inc. is a diversified energy and infrastructure company that distributes natural gas to more than 391,000 customers in Michigan and Alaska. It also owns and operates businesses involved in natural gas pipeline construction services, propane distribution, intrastate pipelines and natural gas storage in various regions of the United States. In addition, it provides information technology and outsourcing services, specializing in the mid-range computer market.

The following is a “Safe-Harbor” statement under the Private Securities Litigation Reform Act of 1995. This release contains forward-looking statements that involve risks and uncertainties. Statements that are not historic facts, including statements about the Company’s outlook, beliefs, plans, goals and expectations, are forward-looking statements. Factors that may impact forward-looking statement include, but are not limited to, the effects of weather, the economic climate, competition, commodity prices, changing conditions in the capital markets, regulatory approval processes, success in obtaining new business and other risks detailed from time to time in the company’s Securities and Exchange Commission filings.

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